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                                                                      EXHIBIT 99

                       NATIONAL MEDIA CORPORATION ACQUIRES
                        NANCY LANGSTON & ASSOCIATES, INC.

                   Terms of the Acquisition Were Not Disclosed

Philadelphia, PA, August 13, 1996 - National Media Corporation (NYSE:NM) today announced it had acquired Nancy Langston & Associates, Inc., a nationally known media buying agency located in Phoenix, Ariz.

Nancy Langston, President of the company, was formerly a president of a National Media Corporation subsidiary company. "It is a pleasure to rejoin a company which is the most important international force in our industry," Ms. Langston said.

Nancy Langston and Associates will remain in Phoenix, operating under the same name, as a wholly owned subsidiary.

Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "Nancy Langston has built an outstanding team and a well-deserved positive reputation in the television industry as a media buyer for some of our major competitors. We're excited to have her back at National Media."

National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer marketing company through its expertise in transactional television and, with its subsidiary companies, brings infomercial programming to more than 270 million households worldwide.


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